Exhibit 99.1

FOR IMMEDIATE RELEASE                                              RSH-2007-012

For further information contact:
Martin O. Moad
Vice President and Controller
(817) 415-2383
investor.relations@radioshack.com

RadioShack Corporation Announces Net Income of $0.34 Per Share
for the Third Quarter of 2007, Compared with a Net Loss
of $0.12 for Third Quarter of 2006

Fort Worth, Texas, October 29, 2007 – RadioShack Corporation (NYSE: RSH) today announced net income of $46.3 million (or $0.34 per diluted share) for the third quarter of 2007.  In the third quarter of 2006 the company reported a net loss of $16.3 million or $0.12 per diluted share.

Third quarter 2007 comparable store sales declined by 8.6%, while total sales declined 9.4%.  The main drivers of the sales decline were the continuing negative sales trend in the Sprint post-paid wireless and related wireless accessory businesses partially offset by strong performance in both prepaid wireless phones and global positioning systems.  Despite these sales declines, the company reported an increase in gross profit dollars and a reduction in both SG&A rate and dollars.  The company also reported a significant increase in cash balances.

“We are pleased to announce the continuation of improved financial results in the third quarter,” said Julian C. Day, Chairman and Chief Executive Officer.  “We continue to face challenges at the top line in our business, mainly as a result of well publicized developments in post-paid wireless related to Sprint.  We are addressing those challenges energetically and hope that having configured the business for increased profitability, we will now prove successful in configuring it for growth.”

During the quarter ended September 30, 2007 the company repurchased $162 million of its shares which essentially completed the existing authorized share repurchase program. These repurchases, coupled with the repurchases during the first half of 2007, brought the total repurchases for the year to $209 million or 8.7 million shares.

Cash balances increased to $417 million at the end of the third quarter of 2007, an increase of $141 million over third quarter of 2006. The 2007 improved cash balance was reduced by the pay down of $150 million of 10 year bonds during the third quarter and the $209 million of share repurchases noted above. The $500 million (net of these items) of cash generation during the past year was mainly driven by the growth in net income and the continued improvements in inventory management. RadioShack’s net inventory position (inventory minus accounts payable) improved $190 million from this time last year.

The gross margin rate for the third quarter increased 490 basis points over last year, from 46.1% to 51.0%.  This increase was a result of improved inventory management and a more profitable product mix.

-- more --

SG&A expenses declined by $57.4 million or 13% for the third quarter of 2007.  This decrease reflects a continuing effort to improve our return on expense dollars, most notably in payroll and professional fees.

“As a result of adverse developments in the economy, we anticipate that the trading environment in the fourth quarter will be challenging in terms of both absolute demand as well as the competitive landscape.  Despite this, we currently expect to produce an improvement in net income this fourth quarter when compared to the fourth quarter of 2006,” said Jim Gooch, Chief Financial Officer.

RadioShack Corporation filed today with the SEC its Form 10-Q for the quarter ended September 30, 2007.

Forward-Looking Statements

This press release contains or may contain forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”).  These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments and company performance.  Factors that could significantly change results include, but are not limited to, sales performance, economic conditions, product demand, expense levels, competitive activity, interest rates, changes in the company’s financial condition, availability of products, the regulatory environment and factors affecting the retail category in general.  Additional information regarding these and other factors is described in the company’s filings with the SEC, including its most recent annual report on Form 10-K and quarterly report on Form 10-Q.

About RadioShack Corporation

RadioShack Corporation (NYSE: RSH) is one of the nation’s most experienced and trusted consumer electronics specialty retailers.  Operating from convenient and comfortable neighborhood and mall locations, RadioShack stores deliver personalized product and service solutions within a few short minutes of where most Americans either live or work.  The company has a presence through almost 6,000 company-operated stores and dealer outlets in the United States, over 150 RadioShack locations in Mexico and nearly 800 wireless phone kiosks. RadioShack’s dedicated force of knowledgeable and helpful sales associates has been consistently recognized by several independent groups as providing the best customer service in the consumer electronics and wireless industries.    For more information on RadioShack Corporation, or to purchase items online, visit www.radioshack.com.

-- more --

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)
(In millions, except per share amounts)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net sales and operating revenues	$960.3	$1,059.5	$2,887.4	$3,319.4
Cost of products sold	470.1	571.6	1,408.3	1,751.4
Gross profit	490.2	487.9	1,479.1	1,568.0

Operating expenses:
Selling, general and administrative	384.2	441.6	1,174.2	1,420.9
Depreciation and amortization	27.8	31.9	86.1	97.5
Impairment of long-lived assets and other charges	1.0	29.3	2.1	38.5
Total operating expenses	413.0	502.8	1,262.4	1,556.9

Operating income (loss)	77.2	(14.9)	216.7	11.1

Interest income	5.3	2.5	17.8	3.9
Interest expense	(9.7)	(11.2)	(31.0)	(33.3)
Other income (loss)	2.4	(2.5)	1.3	(4.3)

Income (loss) before income taxes	75.2	(26.1)	204.8	(22.6)
Income tax provision (benefit)	28.9	(9.8)	69.0	(11.5)

Net income (loss)	$46.3	$(16.3)	$135.8	$(11.1)

Net income (loss) per share:
Basic	$0.34	$(0.12)	$1.00	$(0.08)
Diluted	$0.34	$(0.12)	$0.99	$(0.08)

Shares used in computing net income (loss) per share:
Basic	134.5	136.5	135.8	136.1
Diluted	135.9	136.5	137.3	136.1

-- more --

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)
(In millions)
	September 30,	December 31,	September 30,
	2007	2006	2006
Assets
Current assets:
Cash and cash equivalents	$416.7	$472.0	$276.4
Accounts and notes receivable, net	198.2	247.9	212.3
Inventories	693.5	752.1	878.7
Other current assets	130.7	127.6	120.7

Total current assets	1,439.1	1,599.6	1,488.1

Property, plant and equipment, net	330.2	386.3	429.7
Other assets, net	104.3	84.1	66.7
Total assets	$1,873.6	$2,070.0	$1,984.5

Liabilities and Stockholders’ Equity
Current liabilities: Short-term debt, including current maturities of
long-term debt	$38.6	$194.9	$265.3
Accounts payable	308.7	254.5	304.3
Accrued expenses and other current liabilities	331.3	442.2	341.9
Income taxes payable	16.7	92.6	11.8

Total current liabilities	695.3	984.2	923.3

Long-term debt, excluding current maturities	344.0	345.8	344.7
Other non-current liabilities	132.7	86.2	115.6

Total liabilities	1,172.0	1,416.2	1,383.6

Stockholders’ equity	701.6	653.8	600.9
Total liabilities and stockholders’ equity	$1,873.6	$2,070.0	$1,984.5

-- more --

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(In millions)
	Nine Months Ended
	September 30,
	2007	2006
Cash flows from operating activities:
Net income (loss)	$135.8	$(11.1)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	86.1	97.5
Provision for credit losses and bad debts	0.1	0.2
Impairment of long-lived assets	2.1	38.5
Reversal of unrecognized tax benefits	(10.4)	-
Other items	3.7	13.3
Changes in operating assets and liabilities:
Accounts and notes receivable, net	50.2	97.6
Inventories	58.6	86.2
Other current assets	(4.1)	(2.1)
Accounts payable, accrued expenses, income taxes payable and other	(56.9)	(291.3)
Net cash provided by operating activities	265.2	28.8

Cash flows from investing activities:
Additions to property, plant and equipment	(34.6)	(73.3)
Proceeds from sale of property, plant and equipment	1.4	10.9
Other investing activities	1.9	0.8
Net cash used in investing activities	(31.3)	(61.6)

Cash flows from financing activities:
Purchases of treasury stock	(208.5)	-
Sale of treasury stock to employee benefit plans	-	10.5
Proceeds from exercise of stock options	81.2	1.3
Changes in short-term borrowings and outstanding checks in excess of cash balances, net	(11.9)	27.8
Short-term borrowings greater than three months maturity	-	48.6
Reductions of long-term borrowings	(150.0)	(3.0)
Net cash (used in) provided by financing activities	(289.2)	85.2

Net (decrease) increase in cash and cash equivalents	(55.3)	52.4
Cash and cash equivalents, beginning of period	472.0	224.0
Cash and cash equivalents, end of period	$416.7	$276.4

###